UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CUMMINS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following message was distributed to employees of Cummins Inc. by intranet on April 17, 2018: Do n’t F o rg et t o Vo t e! For those of you who own Cummins Inc. shares, either individually, through a Cummins Inc.-sponsored plan, or through a broker, we would like to remind you to vote your shares prior to the Annual Meeting of Shareholders on May 8. Your vote is important, no matter how many or how few shares you may own. Please vote before May 6 by telephone or on the internet to ensure that your votes are validly received prior to the Annual Meeting. By now, you should have received in the mail your voting materials, including your proxy card or a notice that the proxy materials are available. There are several items for you to vote on, including, among others, (i) the election of our board o f directors, (ii) ratification of our auditors, (iii) approval of our executive compensation, and (iv) a proposed amendment to our articles of incorporation allowing shareholders to unilaterally amend our by-laws. If you have received more than one set of proxy materials, it means that your shares are held in more than one account. Please be sure to cast your vote for each set of proxy materials you receive. Use the control numbers provided on each proxy card or notice and follow the instructions to ensure that all of your shares are voted. After you have received your materials, one of the easiest and quickest ways to vote is to go to www.proxyvote.com and follow the instructions in your materials. You’ll also find a phone number in your materials if you wish to vote by phone. Cummins wants all shareholders to vote and make their voices heard. If you have any questions, please feel free to contact me. Thank you for your attention to this important matter. Mark Sifferlen Vice President - Ethics & Compliance and Corporate Secretary 2